Exhibit 10.11

CONFIDENTIAL TREATMENT REQUESTED

AFFILIATION AGREEMENT

FOR DTH SATELLITE EXHIBITION

OF CABLE NETWORK PROGRAMMING

DIRECTV, INC.

AND

CURRENT TV, LLC

AFFILIATION AGREEMENT

FOR DTH SATELLITE EXHIBITION

OF CABLE NETWORK PROGRAMMING

        AGREEMENT, made as of July 13, 2005 by and between Current TV, LLC, a Delaware limited liability company ("Programmer"), and DIRECTV, INC., a California corporation ("Affiliate").

        WHEREAS:

        A.    Affiliate has established a direct to home ("DTH") satellite-based television system in North America; and

        B.    Affiliate currently distributes Newsworld International ("NW") pursuant to the Distribution Agreement for DBS Satellite Exhibition of Newsworld International Programming dated as of May 22, 1993, as amended (the "NWI Agreement"). Programmer, which owns and controls NW, shall change NW into a new service entitled "Current TV" on August 1, 2005. Upon execution hereof, this Agreement shall replace and supersede the NWI Agreement in its entirety.

        C.    Affiliate desires to obtain the rights to distribute "Current TV" (the "Service," as defined in Section 1.2.1 below) via the DTH Distribution System (as defined in Section 1.1.2 below) in the United States, its territories and possessions, including Puerto Rico (the "Territory").

        NOW, THEREFORE, IT IS MUTUALLY AGREED AS FOLLOWS:

        1.    Grant of Rights.

          1.1    Distribution; Certain Definitions.

            1.1.1  Programmer hereby grants to Affiliate the non-exclusive right to distribute the Service in the Territory via the DTH Distribution System to DIRECTV Subscribers (as defined in Section 1.1.2 below) during the Term (as defined in Section 6.1 below) hereof. Subject to 5.1.6, Affiliate shall have the right to use the names, titles or logos of the Service or any of its programs, or the names, voices, photographs, music, likenesses or biographies of any individual participant or performer in, or contributor to, any program or any variations thereof.

            1.1.2  The term "DTH Distribution System" shall mean the distribution system for video and other programming Service whereby the programming satellite signal or feed is received from Programmer's Delivery Source (as defined in Section 1.3.2) by a DIRECTV turnaround earth-station facility which compresses and processes the signal or feed and then uplinks it to a DTH communications satellite (a "DTH Satellite") for transmission to DIRECTV Subscribers. DTH Distribution System shall also include any other method of distribution that Affiliate currently and/or subsequently uses to deliver the Service feed to DIRECTV Subscribers, including, without limitation, MMDS and terrestrial-based transmission infrastructures such as Internet protocol, fiber optic, twisted pairs and coaxial cable, provided that in connection with such delivery methods, Affiliate complies with the following: (i) the end users to whom Affiliate distributes the Service are DIRECTV Subscribers; (ii) the branding and packaging that is received by such DIRECTV Subscribers is substantially the same as the branding and packaging received by DIRECTV Subscribers that receive the Service via Affiliate's direct to home satellites. "DIRECTV Subscribers" shall mean those customers (both residential and non-residential) authorized by Affiliate to receive DTH service via the DTH Distribution System.

            1.1.3  If Programmer grants or has granted to any other distributor that distributes the Service in the Territory the right to receive and distribute Service programming via a "New

    Distribution Method" (as defined below), then Programmer will promptly notify Affiliate thereof and make available to Affiliate the right to receive and distribute Service programming via such New Distribution Method under the same terms and conditions such rights were made available to such other distributor directly in exchange for such rights, provided that if Affiliate cannot reasonably satisfy such terms and conditions, Programmer shall offer Affiliate comparable terms and conditions. "New Distribution Method" shall mean, with respect to any other distributor of the Service in the Territory, any distribution method, device, distribution technology or format (for example, distribution to hand-held devices, distribution via the Internet, or distribution to computers in college dorm rooms); provided that, in all events, the current distribution methods of cable television, telco (i.e., via traditional fiber lines), direct to home satellite, SMATV multipoint distribution and multichannel multipoint distribution service (all as traditionally and currently utilized in the multichannel distribution industry) shall not be considered a New Distribution Method.

          1.2    The Service.

            1.2.1  The "Service" shall mean and consist of the national feed (or, if Programmer uses multiple feeds for the Service, such other of such multiple feeds designated by Affiliate) of the programming service commonly known as "Current TV," as now named (or as subsequently re-named in Programmer's commercially reasonable discretion upon (90) days prior notice to Affiliate), which shall consist of news, information and lifestyle programming aimed at the 18-34 year old audience focusing on the latest in young adult culture, including, without limitation, technology, fashion, television, music, videogames, environment, finance, politics and spirituality. The Service shall be presented on a 24-hour per day, 7 days a week schedule, as initially represented by the programming schedule attached as Exhibit "A" hereto. The quality of the programming of the Service shall be substantially comparable to the quality of the programming of basic cable services (excluding public interest/religious services or home shopping services) that are part of the "Total Choice" package (including any successor package). Affiliate shall present the Service as a continuous linear channel, full time 24-hours per day. The Service shall not contain any paid programming, including, without limitation, infomercials or home shopping programming. The Service shall be delivered to Affiliate in its entirety, meaning that the programming on the Service, as received by any Service Subscriber at a given point in time, shall be the same as the programming that is received by all other subscribers to the Service (including any programming that uses the name, brand or logo of the Service or any variation thereof (e.g. "Current TV Plus")) at such point in time. [*]

            1.2.2  All rights and title in and to the entire contents of the Service, including, but not limited to, films and recordings thereof, title or titles, names, trademarks, concepts, stories, plots, incidents, ideas, formulas, formats, general content and any other literary, musical, artistic, or other creative material included therein shall, as between Programmer and Affiliate, remain vested in Programmer.

            1.2.3  Affiliate is authorized to distribute the Service using satellite master antenna television system (or similar system) ("SMATV") operators (including telephone companies and similar service providers) that serve multiple dwelling locations, master planned communities, multiple dwelling unit ("MDU") buildings or complexes or commercial or business establishments with multiple television viewing sites via such SMATV systems directly to end users within such buildings or establishments.

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            1.2.4  Programmer shall not propose or impose upon Affiliate, nor shall Affiliate be obligated to pay, any surcharge or other cost (other than the License Fees provided for in Section 2 hereof) for receipt and distribution of the Service.

          1.3    Other Distribution Obligations.    In addition, the parties agree as follows:

            1.3.1  Subject to Programmer's obligations hereunder and Affiliate's rights under Section 17, Affiliate shall distribute the Service as transmitted by Programmer, in its entirety, in the order and at the time transmitted by Programmer without any intentional and willful editing, delays, alterations, interruptions, deletions or additions (collectively, the "Alterations") excepting: (A) Affiliate's commercial or other announcements, as permitted by Section 3 hereof; (B) Affiliate's electronic guides (including without limitation, any mosaic or similar guides), (C) news bulletins and other public announcements as may be required by emergencies or applicable law; and (D) a DIRECTV Subscriber's use of equipment, programming or other data supplied by Affiliate or any third party to make Alterations to the Signal as viewed on a monitor/television screen. Programmer acknowledges that the DTH Distribution System requires and applies digital compression and encryption processes prior to transmission and decryption and decompression processes upon reception and agrees that such processing does not constitute an alteration and/or other modification of the Service. Programmer shall fully encrypt the satellite signal of the Service utilizing encryption technology commonly used in the satellite distribution industry.

            1.3.2  Programmer is delivering, at its sole expense, a feed of the Service to each of Affiliate's uplink and broadcast facilities currently located in Castle Rock, Colorado and Los Angeles, California (collectively, the "Broadcast Centers") via Galaxy 11, a U.S. domestic communications satellite in the Territory commonly used for transmission of television programming (the "Delivery Source"). Programmer shall have in place appropriate back-up transponder space on a second domestic communications satellite, or shall reserve back-up fiber links to the Broadcast Centers, such that in the event of a failure of the first satellite or fiber link, delivery of the Service to Affiliate shall not be interrupted or discontinued for more than the reasonable period of time that it takes Programmer, Programmer's Uplink provider, and the satellite carrier on which Programmer's Service is transmitted, to transfer the Programmer's Service to a back-up satellite and/or transponder. The format of the backup feed shall be the same format as the primary feed of the Service. In the event Programmer seeks to change the primary delivery mechanism from which the Service is delivered at any time during the Term, Programmer shall provide Affiliate with not less than ninety (90) days prior written notice of such proposed change and, in the event Affiliate approves such proposed change (such approval not to be withheld if the new Delivery Service meets all of the criteria reflected in this Section 1.3.2), Programmer shall provide Affiliate with the necessary equipment required to receive the Service, via the new Delivery Source. The delivery of all feeds hereunder shall be pursuant to the technical specifications set forth at Exhibit "B" hereto.

            1.3.3  Programmer and Affiliate shall use their respective commercially reasonable efforts to maintain for the Service a high quality of signal transmission in accordance with their respective technical standards and procedures. Programmer agrees to include closed-captioning and/or video description of the audio portion of the Service as delivered by Programmer to Affiliate in a manner sufficient to allow Affiliate to comply with any closed-captioning and/or video description obligations as may be imposed upon Affiliate or Programmer by the rules and regulations of the Federal Communications Commission ("FCC") or other governmental body during the Term, as modified from time to time, and Programmer shall provide Affiliate certificates of compliance in connection therewith with the above obligations on a quarterly basis during the Term. Other than as required pursuant to the immediately preceding sentence, Affiliate shall have no liability in connection with Programmer's failure to prepare, insert or include closed-captioning and/or video description in the Service as required by this Section 1.3.3. Accordingly Programmer shall indemnify, defend and hold harmless Affiliate, as provided in Section 8 hereof, against and from any and all losses, liabilities, claims, costs (including without limitation, any costs of preparing and including closed-captioning and/or video description in the Service), damages and expenses, including without limitation, fines, forfeitures, attorneys' fees, disbursements and court or administrative costs, arising out of Programmer's breach of this Section 1.3.3.

          1.4    Program Guide.    During the Term, Programmer, at its sole cost and expense, shall provide the daily programming schedule for the Service (including any Infomercials contained therein) to Tribune Media Service (or such other service designated by Affiliate) in order that Affiliate may access the program schedule for purposes on the on-screen program guide.

          1.5    VBI.    Programmer acknowledges that digitizing and compressing of the signal of the Service (the "Signal") will result in changes to the Signal. As a consequence, the DTH Distribution System does not currently retransmit any data or information contained in the VBI of the Signal except line 21, fields 1 and 2, and only carries a single mono secondary audio program provided that such secondary audio is programmed twenty-four (24) hours per day/seven (7) days per week ("SAP"). Accordingly, in no event shall Affiliate be obligated to transmit more than the primary video and a single stereo pair of primary audio programs to be associated with the Signal, a single mono SAP associated with the Signal, and line 21, fields 1 and 2 of the VBI. Programmer reserves and retains all rights in and to all signal distribution capacity contained within the bandwidth of the Signal, including without limitation, the VBI and audio subcarriers from its transmission point to the point of reception by Affiliate. Affiliate retains and reserves any and all rights in and to, and may use in its sole discretion, all Signal distribution capacity contained within the bandwidth of the Signal, including, without limitation, the VBI and audio subcarriers, from the point of reception by Affiliate to the DIRECTV Subscribers in the Territory, provided Affiliate's utilization of this bandwidth, if any, does not materially degrade the viewers' perception of Service feed, and provided that Affiliate's utilization of this bandwidth does not alter the content of Programmer's programming in any way whatsoever.

          1.6    New Service.    Programmer agrees that it will not use the Service to nest or incubate another cable television programming service within the Service, nor will it "clone" the Service into a second cable television programming service by migrating programming from the Service to any such second service which is distributed by Programmer in the Territory unless Programmer provides any such second cable television programming service to Affiliate [*] and Affiliate [*].

          1.7    Change of Satellite.    In the event Programmer either (i) changes the satellite to which the Service is transmitted to a satellite or other transmission medium not susceptible to viewing or utilization by Affiliate's then-existing earth station equipment without affecting the receipt of the signals of any other programming or other services then received (or committed to be received) by such Affiliate, (ii) changes the technology used by Programmer to encrypt the Service to a technology not compatible with Affiliate's then existing descrambling equipment, or (iii) compresses, digitizes or otherwise modifies the signal of the Service in such a manner that it cannot be received or utilized by Affiliate, then Affiliate shall have the right to discontinue carriage of the Service, immediately; provided that this right of discontinuance and deletion shall not apply to Affiliate if Programmer agrees to promptly reimburse Affiliate for (I) the cost to acquire and install equipment necessary for Affiliate to receive the signal of the Service from

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such new satellite or other transmission medium, and/or (II) the cost to acquire and install equipment necessary for Affiliate to descramble and/or utilize the signal of the Service; Programmer agrees to provide Affiliate with as much prior written notice as is practical of a satellite or technology change as set forth in subsections (i) through (iii) above, but in no event shall such notice be less than ninety (90) days in advance.

          1.8    On-Screen Logos.    It is understood and agreed that Affiliate may superimpose a logo or "bug" in a corner of the screen identifying Affiliate over the programming of the Service; provided however that Affiliate's bug shall appear only intermittently during any portion of the Service, and provided further that Affiliate shall not delete the Service's own promotion bug or its on-screen graphics.

        2.    Reports and Payments.

          2.1    Reports; Payments; Audit Rights.    Within sixty (60) days after the end of each month during the Term, Affiliate shall furnish Programmer a statement containing the number of "Service Subscribers" (defined as DIRECTV Subscribers authorized by Affiliate to receive the Service), as calculated by Affiliate as the average of the total number of Service Subscribers on the first and last day of the applicable month (the "Monthly Subscriber Level") together with payment of the License Fees in respect of such Service Subscribers, calculated pursuant to Section 2.2. Programmer shall accord confidential treatment to any information contained in the aforementioned statement in accordance with Section 15. At Programmer's request, Affiliate shall permit Programmer's independent representatives to review, during the Term (no more than once each calendar year) and for one (1) year after the end of the Term and on a one-time basis, such DIRECTV Subscriber records as required for the sole purpose of verifying such statements at reasonable times, upon reasonable advance written notice and during normal business hours at Affiliate's offices. Any third party auditors retained by Programmer shall be a certified public accountant that does not provide any audit services to Affiliate. Such review shall be at Programmer's sole cost and expense, unless such review reveals an underpayment of more than [*] of License Fees due, in which case, Affiliate shall reimburse Programmer the reasonable cost of such audit and shall promptly make payment of any fees due and owing, provided (A) Affiliate does not have a bona fide dispute with the audit findings; and (B) such audit costs shall not exceed such underpayment. Such review shall be conducted during reasonable business hours and in such manner as not to interfere with Affiliate's normal business activities and shall not continue for more than ten (10) consecutive business days provided that Affiliate has complied with its obligations to provide Programmer the DIRECTV Subscriber records required for such audit. Programmer shall not have the right to examine or inquire into any matters or items which are embraced by or contained in any such statement after the expiration of twenty-four (24) months from and after the date of mailing of such statement, and such statement shall be final and conclusive upon Programmer upon the expiration of such twenty-four (24) month period notwithstanding that the matters or items embraced by or contained therein may later be contained or referred to in a cumulative statement pertaining to more than one accounting period. Such cumulative statement shall not be subject to audit by Programmer to the extent the material contained therein was first reflected on a statement submitted more than twenty-four months prior to the date of mailing of such cumulative statement. Programmer shall be forever barred from maintaining or instituting any action or proceeding based upon, or in anyway relating to, any matters that are embraced by or reflected on any statement rendered hereunder, or the accuracy of any item appearing

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  therein, unless written objection thereto shall have been delivered by Programmer to Affiliate within twenty-four (24) months after the date of mailing of the statement on which such transaction or items was first reflected and unless such action or proceeding is commenced within twelve (12) months after delivery of such written objection. Programmer may not commence a new audit until all prior audits have been closed (i.e., after such closure is confirmed in writing by Programmer) and the results have been presented to Affiliate. If Programmer shall audit Affiliate's books and records, then Programmer shall, within sixty (60) days of the conclusion of such audit (i.e., after the auditors conclude the audit at Affiliate's offices), inform Affiliate in writing of any claim resulting therefrom (including a true copy of any third party audit), and, except for the claims set forth in such notice, all statements rendered by Affiliate with respect to the period covered by such audit shall be conclusive and binding on the parties and not subject to further audit. The information derived from and the process of such review shall be subject to the confidentiality provisions of Section 15, and any third party auditor shall be required to acknowledge in writing its agreement to such confidentiality provisions.

          2.2    License Fees.    As full and complete compensation for Affiliate's right to distribute the Service, Affiliate shall pay to Programmer, on a monthly basis, for each Service Subscriber receiving the Service from Affiliate for such month, a "License Fee" in the amount of [*]

          2.3    Late or Non-Payments.    Any amounts that are not subject to a bona fide dispute by Affiliate and not paid by Affiliate after (i) the date payment is due pursuant to the first sentence of Section 2.1 and (ii) ten (10) days after Affiliate's receipt of written notice from Programmer of such failure by Affiliate, shall accrue interest at the rate of six percent (6%) per annum or at the highest lawful rate, whichever shall be the lesser, from the date such amounts were due until they are paid.

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          2.5    Bulk Billing.    Affiliate shall have the right to calculate License Fees with respect to the distribution of the Service to any location containing multiple sites such as rooms, units, seats, televisions, etc., at which the Service may be received at such multiple sites within the location, including, without limitation, hotels, motels, commercial office buildings, hospitals and other healthcare facilities, university dormitories, prisons, multiple dwelling facilities, commercial buses, ships, trains and oil rigs, bars and restaurants and similar commercial locations (each, a "Bulk-Rate Facility(ies)"), as follows: "Bulk Bill Service Subscribers" shall be included as Service Subscribers under Section 2.2 above, and the number of such Bulk Bill Service Subscribers shall be calculated monthly by dividing Affiliate's total monthly revenues received (net of applicable taxes, refunds and rebates) from each account at Bulk-Rate Facilities attributable to the level of service received at the Bulk-Rate Facility including the Service, by the non-bulk bill prices of such level of service. Notwithstanding anything to the contrary herein, Affiliate may offer the Service in a package with other services on a pay per day basis to hotels, motels and similar establishments. For such distribution to each location, Affiliate shall pay Programmer an amount equal to the residential rate for one subscriber on a monthly basis.

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          2.6    Airline Distribution.    Affiliate shall be entitled to distribute the Service to private aircraft at License Fees calculated according to this Agreement (i.e., based on the number of Service Subscribers attributed to such aircraft). Affiliate shall be entitled to distribute the Service to commercial aircraft on substantially the same financial terms and conditions as Affiliate distributes other basic cable network programming.

        3.    Format for Service.    Programmer shall make [*] per hour available in the schedule of the Service (such available time defined as "Avails") for commercial or other announcements to be used by Affiliate or by third parties identified by Affiliate, and shall provide Affiliate with reasonable advance notice thereof ([*] of the Avails should be used during one-half hour of programming and the other [*] of Avails shall be used in the other half-hour of programming). Programmer shall provide Affiliate with at least seven (7) days prior written notice of any change in the scheduling of Affiliate's Avails. The Avails provided by Programmer to Affiliate shall be no less favorable, in terms of the nature, use, scheduling, availability, length of the Avails and so forth, than those provided to any other distributor of the Service. If the total amount of commercial announcement time on the Service (including time allocated to Affiliate hereunder) increases beyond [*], the commercial announcement time made available to Affiliate shall increase by fifty percent (50%) of such increase and every increase thereafter (e.g., if Programmer increases the total amount of commercial announcement time on the Service by sixty (60) seconds, Affiliate will receive thirty (30) seconds of such additional commercial announcement time). Programmer shall properly "tone switch", using industry recognized equipment, via inaudible signals, all commercial announcement minutes to enable Affiliate to insert its commercial announcements. Affiliate shall insert its authorized commercial or other announcements only in the positions and at the times which Programmer designates via cue tones and without interruption of any program of the Service. Affiliate shall be solely responsible for all materials inserted by Affiliate within the Service, and, subject to Section 8, shall fully indemnify and hold Programmer harmless from and against any and all claims and costs arising out of or related to the content of Affiliate's Avails pursuant to this Section 3. Affiliate agrees that it shall not provide any commercial or other announcements which do not comply with applicable governmental codes or Programmer's reasonable policies and practices and, in each case, of which Affiliate has actual knowledge.

        4.    Marketing and Promotion.

          4.1    Packaging.    Affiliate shall include the Service in Affiliate's most highly penetrated programming package (currently known as the "Total Choice" package), as well as such other program packages (residential or otherwise) as Affiliate may determine in its sole discretion, if any, and/or a la carte offering. Affiliate shall carry the Service in a channel position that is in the same neighborhood as comparable basic cable services.

          4.2    Programmer's Sales and Marketing Materials.    Programmer shall provide Affiliate, upon Affiliate's request, with promotional and marketing advice for purposes of Affiliate's marketing of the Service. Programmer shall promptly provide Affiliate, upon the same terms as provided to any Other Distributor, with any and all promotional, marketing or other related or similar materials of (or related to) the Service which it produces or provides to such Other Distributor; and if Affiliate shall request additional materials, then Programmer shall promptly provide such materials to Affiliate and Affiliate shall reimburse Programmer for the actual, third-party costs thereof. Programmer shall promote Affiliate's carriage of the Service at least as favorably as it promotes the carriage of the Service by an Other Distributor (including, without limitation, the frequency, prominence and calling by specific name).

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          4.3    Dealer Showroom Accounts.    Affiliate shall be entitled to authorize agents authorized to sell Affiliate's programming services, including without limitation, consumer electronic equipment dealers, TVRO dealers, telephone companies, direct sales agents, and other agents to receive the Service for the sole purpose of demonstrating to their potential retail customers the functioning of satellite reception equipment and Affiliate's services, including the Service. Such agents shall not be deemed Service Subscribers, and therefore, no license fees shall be payable for distribution of the Service in such manner to such agents.

          4.4    VIP Accounts.    During the Term of the Agreement, Affiliate shall be entitled to authorize up to [*] "VIP" subscriber accounts for Affiliate's employees, key customers, vendors, and other similar parties to receive the Service. Such VIP accounts shall not be deemed Service Subscribers, and therefore, no License Fees shall be payable for such VIP accounts. In exchange, Affiliate shall provide to Programmer without charge, authorization for up to [*] VIP accounts for Affiliate's "Total Choice" package (or a successor package selected by Affiliate) during the Term of the Agreement, provided, however, Programmer acknowledges and agrees that such accounts shall be allocated by Programmer, without charge, solely to Programmer's affiliates and employees, and Programmer shall be responsible for all hardware and installations costs associated with such Package.

          4.5    Free Preview.    Affiliate shall have the right, from time to time, as part of marketing and sales promotions for Affiliate's services, to offer the Service free of charge (i) to Service Subscribers or potential Service Subscribers for one month or more, or to provide other promotional programs (including rebates, coupons or gift certificates) that effectively allow Service Subscribers or potential Service Subscribers to receive the Service without charge for one month or more, so long as any individual Service Subscriber or potential Service Subscriber does not receive more than three (3) free months in the aggregate during the Term; and (ii) for three (3) separate free promotions per year (each not to exceed 72 hours), which may be in addition to the free time described in clause (i) above (all, such promotions, the "Free Promotions"). Affiliate shall not be obligated to pay any License Fees for Service Subscribers who are receiving such Free Promotions, during such Free Promotion with respect to each Service Subscriber. In addition, during the Term Affiliate shall not be obligated to pay any License Fees for new Service Subscribers during such Subscriber's initial thirty (30) day service period, whether or not the Service Subscriber is paying Affiliate for such initial service period.

          4.6    Enhanced Video Content.    Affiliate shall have the right, but not the obligation, to retransmit, on a non-exclusive basis, over the DTH Satellites, any and all of the following promptly upon Programmer making such content available to any other distributor: data and informational enhancements to the programming contained in or delivered along with the Service, as a continuous stream of information and data (or otherwise) and designed to augment the programming contained in the Service, including, without limitation, supplemental content available upon selection by a viewer and DVR type applications ("Enhanced Video Content"). Programmer agrees that it shall make the Enhanced Video Content available to Affiliate on terms that are at least as favorable to Affiliate as those given to any other distributor of the Service. In addition, Programmer shall consult with Affiliate with respect to the transmission technology interface that may be needed by Affiliate or DIRECTV Subscribers in order to receive the Enhanced Video Content and shall work in good faith with Affiliate to facilitate such interface. Programmer shall utilize "industry standard" technologies with respect to the delivery and reception of such Enhanced Video Content.

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          4.7    Website Links.    Each of Affiliate and Programmer shall use commercially reasonable efforts to provide "hot link" to each other's web sites.

          4.8    Marketing.    In exchange for Affiliate's continued carriage of the Service, Affiliate shall be entitled to "preferred provider status" in connection with marketing and promotion of the Service by Programmer (e.g., preferred placement in print, radio and television ads for the Service and preferred frequency of such promotions) in proportion to Affiliate's share of total distribution of the Service. For example, if Affiliate represents 50% of the total distribution of the Service, then Affiliate's logo shall be presented twice as prominently (or twice as often) as other distributors' logos in print materials and in television/radio calls to action.

        5.    Representations, Warranties and Covenants.

          5.1    By Affiliate.    Affiliate warrants, represents and covenants to Programmer that it:

            5.1.1  is in compliance with and will comply with all material Laws (as defined below) with respect to its rights and obligations under this Agreement, including without limitation, all relevant provisions of the Cable Television Consumer Protection and Competition Act of 1992 (as may be amended and any successor, replacement or similar Law or statute) and any and all regulations issued pursuant thereto (as used herein, "Law" shall mean any FCC and any other governmental (whether international, federal, state, municipal or otherwise) statute, law, rule, regulation, ordinance, code, directive and order, including without limitation, any court order);

            5.1.2  has the power and authority to enter into this Agreement and to fully perform its obligations hereunder;

            5.1.3  shall distribute the Service in the Territory in accordance with and subject to the terms and conditions set forth in this Agreement;

            5.1.4  shall, except as otherwise set forth herein, (A) arrange and pay for reception of the Service (excluding any authorization fees) from the U.S. domestic communications satellite from time-to-time designated by Programmer to Affiliate with Affiliate's approval of such designation; and (B) acquire and maintain, at Affiliate's sole expense, any equipment, including, without limitation, backup or reserve descramblers, which may be necessary to decode and unscramble the signal(s) for the Service;

            5.1.5  shall not, without Programmer's consent, knowingly authorize or cause or knowingly permit any portion of the Service to be recorded, duplicated, cablecast, exhibited or otherwise used (except on a videocassette recorder or other home or personal taping device for private, noncommercial use) for any purpose other than for distribution by Affiliate at the time the same is made available;

            5.1.6  shall not, without Programmer's prior written approval, use the names, titles or logos of the Service or any of its programs, or the names, voices, photographs, likenesses or biographies of any individual participant or performer in, or contributor to, any program or any variations thereof, for any purpose other than in material intended to advise DIRECTV Subscribers or potential DIRECTV Subscribers of the availability and scheduling of the Service or as a channel identifier. The restrictions set forth in this Section 5.1.6 shall apply only to the extent they are applied by Programmer uniformly with respect to all of its distributors of the Service, and shall not apply if Affiliate has received a valid authorization from a third party for any of the uses described in this Section 5.1.6;

            5.1.7  has obtained, and shall maintain in full force during the Term hereof, such federal, state and local authorizations as are material and necessary to operate the business it is conducting in connection with its rights and obligations under this Agreement; and

            5.1.8  the obligations created by this Agreement, in so far as they purport to be binding on Affiliate constitute legal, valid and binding obligations of Affiliate enforceable in accordance with their terms.

          5.2    By Programmer.    Programmer warrants, represents and covenants to Affiliate that:

            5.2.1  it is in compliance with and will comply with all material Laws with respect to its rights and obligations under this Agreement, including without limitation, all relevant provisions of the Cable Television Consumer Protection and Competition Act of 1992 (as may be amended and any successor, replacement or similar Law or statute) and any and all regulations issued pursuant thereto;

            5.2.2  it has the power and authority to enter into this Agreement and to fully perform its obligations hereunder and once executed this Agreement shall constitute a valid and binding agreement of Programmer enforceable in accordance with its terms;

            5.2.3  the general quality and quantity of programming on the Service shall not materially change from that existing as of August 1, 2005, and the genre of programming shall not materially change from that described in Section 1.2.1;

            5.2.4  it has obtained, and shall maintain in full force during the Term hereof, such federal, state and local authorizations as are material and necessary to operate the business it is conducting in connection with its rights and obligations under this Agreement;

            5.2.5  it has secured and shall maintain in full force during the Term hereof all rights necessary for Affiliate to use and enjoy its rights in connection with its distribution of the Service, including, without limitation, obtaining all necessary trademarks, copyrights, licenses and any and all other proprietary intellectual property and other use rights necessary in connection with, and for Affiliate's distribution of, the Service (including without limitation, the right to use the names, titles or logos of the Service or any of its programs, the promotional materials supplied or approved by Programmer, the names, voices, photographs, music, likenesses or biographies of any individual participant or performer in, or contributor to, any program or any variations thereof) and to perform its obligations hereunder and grant the rights granted pursuant to Section 1;

            5.2.6  it shall not, without Affiliates prior written approval, use the name or logo for "DIRECTV" or any other works owned or controlled by Affiliate (and its related companies);

            5.2.7  as of August 1, 2005, the programming on the Service consists of and during the Term hereof such programming shall consist of, that programming described in Section 1.2.1;

            5.2.8  there are no (and it covenants that it shall not enter into directly or indirectly, allow or otherwise permit any) affiliation, distribution or any other agreements, whether written or oral, granting to distributors and/or any other third party, person or entity any form or type of exclusive or other rights that would limit or restrict in any way Affiliate's rights to distribute the Service in the Territory;

            5.2.9  The obligations created by this Agreement, in so far as they purport to be binding on Programmer constitute legal, valid and binding obligations of Programmer enforceable in accordance with their terms;

            5.2.10  Programmer is in compliance with all applicable laws and regulations relating to the distribution of the Service (including without limitation, all applicable provisions of the Children's Television Act of 1990 and the closed captioning requirements as set out in FCC regulations under 47 C.F.R.§79.1), with which the failure to comply would result in a material adverse effect on Affiliate; and

            5.2.11  As of date hereof, Programmer is in compliance with the most favored nations provision set forth in Section 2.4 hereof.

        6.    Term; Termination.

          6.1    Term; Extension; Service Commencement Date.    The term of this Agreement shall be for the period commencing on August 1, 2005 and ending on [*].

          6.2    Termination for Breach, Bankruptcy; Discontinuance of Business.    In addition to any other rights or remedies, in equity or at law, this Agreement may be terminated by either party (the "Affected Party"), in its discretion, at any time after any of the following occurrences, except as provided in this Agreement, with respect to the other party (the "Other Party"):

            6.2.1  the failure by the Other Party, its successors or assigns to perform any material obligation hereunder which is not cured within thirty (30) days after receipt of written notice thereof from the Affected Party or as to which reasonable steps to cure have not been commenced within such period (or are not thereafter diligently pursued and completed within an additional thirty (30) days);

            6.2.2  the filing of a petition in bankruptcy or for reorganization by or against the Other Party under any bankruptcy act; the assignment by the Other Party for the benefit of its creditors, or the appointment of a receiver, trustee, liquidator or custodian for all or a substantial part of the Other Party's property, and the order of appointment is not vacated within thirty (30) days; or the assignment or encumbrance by the Other Party of this Agreement contrary to the terms hereof; or

            6.2.3  if Affiliate discontinues operation of the DTH Distribution System, or Programmer discontinues operation and distribution of the Service. Neither party shall have any further liability to the other, other than as set forth in Section 6.6 below, for the discontinuance of the DTH Distribution System or the Service, as the case may be; provided that such discontinuance is not in connection with, and does not arise from, Affiliate's or Programmer's breach of this Agreement.

          6.3    Termination by Affiliate.    In addition to any other rights or remedies, in equity or at law, Affiliate may terminate this Agreement upon thirty (30) days' prior written notice to Programmer:

            6.3.1  if Programmer fails to comply with any of its obligations regarding the programming contained in the Service as set forth in Sections 1.2.1, 5.2.3 and 5.2.7 above;

            6.3.2  in the event of a Programmer Transfer (as defined below) other than (A) with Affiliate's prior written consent, which consent shall not be unreasonably withheld, (B) as the result of a merger into or sale or transfer directly or indirectly to a wholly-owned subsidiary, (C) or a transfer of a percentage of the assets or stock ownership of Programmer or the Service where Programmer retains ownership of at least fifty percent (50%) of the assets or stock thereof. "Programmer Transfer" shall mean a change in the ownership of Programmer (or the parent of Programmer) or any transfer, conveyance, exclusive license, transfer or disposition of all or substantially all of the assets or business of Programmer (or the parent of Programmer), whether by operation of law or otherwise, the result of which is that a new entity, person or group of persons, directly or indirectly, has the ability (A) to elect or control the votes of the majority of the board of directors or other governing body of Programmer (or the parent of Programmer), (B) to control more than 50% of the voting interests of

[*]
CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Programmer (or the parent of Programmer), or (C) to direct or cause the direction of the general management and policies of Programmer (or the parent of Programmer).

            6.3.3  If Programmer breaches its obligations under the Equity Definitive Agreement (as defined in Section 20 below).

            6.3.4  Affiliate may terminate this Agreement upon ninety (90) days prior notice to Programmer, at any time during the Term, if [*].

          6.4    Force Majeure.    Notwithstanding any other provision in this Agreement, neither Programmer nor Affiliate shall have any liability to the other or any other person or entity with respect to any failure of Programmer or Affiliate, as the case may be, to transmit or distribute the Service or perform its obligations hereunder if such failure is due to any failure or degradation in performance of the Delivery Source or the DTH Satellite(s) or transponders on such satellites (as applicable) or of the DTH Distribution System (in which case, Affiliate shall be excused from its distribution obligations under this Agreement), or of any scrambling/descrambling equipment or any other equipment owned or maintained by others (including, without limitation, Affiliate's automated billing and authorization system), any failure at the origination and uplinking center used by Programmer or Affiliate, any labor dispute, fire, flood, riot, legal enactment, government regulation, Act of God, or any cause beyond the reasonable control of Programmer or Affiliate, as the case may be (a "Force Majeure"), and such non-performance shall be excused for the period of time such failure(s) causes such non-performance; provided, however, that if Affiliate determines in its sole discretion that it is commercially or technically unfeasible to cure a Force Majeure with respect to the DTH Distribution System or DTH Satellite and so notifies Programmer, then either party may terminate this Agreement effective upon written notice to the other party. The parties acknowledge and agree that although the Services may at any given time be uplinked to only one of several DTH Satellites, failure or degradation in any of such DTH Satellites may require Affiliate to reduce the number of programming services available for allocation among all of the DTH Satellites, with such reduction including, without limitation, curtailment or termination of the distribution of the Service by Affiliate, at Affiliate's sole discretion. Accordingly, Programmer further acknowledges and agrees that the provisions set forth in the first sentence of this Section 6.5 shall apply and shall exculpate Affiliate and excuse the performance of Affiliate hereunder in the event of a failure or degradation of any of the DTH Satellites or the transponders on any such satellites, regardless of whether the satellite to which the Service is uplinked at the time of such failure or degradation is itself the subject of such failure or degradation, [*].

          6.5    Survival.    Termination of this Agreement pursuant to this Section 6 shall not relieve either party of any of its liabilities or obligations under this Agreement, including without limitation those set forth below in Section 8, which shall have accrued on or prior to the date of such termination.

        7.    Separate Entities.    No officer, employee, agent, servant or independent contractor of either party hereto or their respective subsidiaries or affiliates shall at any time be deemed to be an employee, servant or agent of the other party for any purpose whatsoever, and the parties shall use

[*]
CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

commercially reasonable efforts to prevent any such misrepresentation. Nothing in this Agreement shall be deemed to create any joint venture, partnership or principal-agent relationship between Programmer and Affiliate, and neither shall hold itself out in its advertising or in any other manner which would indicate any such relationship with the other.

        8.    Indemnification; Limitation of Liability.

          8.1    By Programmer.    Programmer shall indemnify, defend and hold harmless each of Affiliate, its Affiliated Companies (as defined below), Affiliate's contractors, subcontractors and authorized distributors and the directors, officers, employees and agents of Affiliate, such Affiliated Companies and such contractors, subcontractors and distributors (collectively, the "Affiliate Indemnitees") from, against and with respect to any and all claims, damages, liabilities, costs and expenses (including reasonable attorneys' and expert's fees) incurred in connection with any claim against any of the Affiliate Indemnitees arising out of (i) Programmer's breach (or alleged breach but only with respect to third party claims) of any provision of this Agreement, (ii) material or programming supplied by Programmer pursuant to this Agreement including the Enhanced Video Content, (iii) the distribution or cablecast of any programming of the Service which violates or requires payment for use or performance of any copyright, right of privacy or literary, music performance or dramatic right, (iv) Programmer's advertising and marketing of the Service, and/or (v) any other materials, including advertising or promotional copy, supplied or permitted by Programmer. In addition, Programmer shall pay and hold the Affiliate Indemnitees harmless from any federal, state, or local taxes or fees which are based upon revenues derived by, or the operations of, Programmer. As used in this Section 8, "Affiliated Company(ies)" shall mean, with respect to any person or entity, any other person or entity directly or indirectly controlling, controlled by or under common control (i.e., the power to direct affairs by reason of ownership of voting stock, by contract or otherwise) with such person or entity and any member, director, officer or employee of such person or entity.

          8.2    By Affiliate.    Affiliate shall indemnify and hold harmless each of Programmer, its Affiliated Companies, Programmer's contractors, subcontractors and authorized distributors, each supplier to Programmer of any portion of the Service hereunder and each participant therein and the directors, officers, employees and agents of Programmer, such Affiliated Companies, such contractors, subcontractors and distributors and such suppliers and participants therein (collectively, the "Programmer Indemnitees") from, against and with respect to any and all claims, damages, liabilities, costs and expenses (including reasonable attorneys' and experts' fees) incurred in connection with any claim against the Programmer Indemnitees arising out of (i) Affiliate's breach (or alleged breach but only with respect to third party claims) of any provision of this Agreement, (ii) the distribution by Affiliate of the Service, including, without limitation, the insertion of commercial or other announcements pursuant to Section 3 hereof (except with respect to claims relating to the content of the Service for which Programmer is solely responsible pursuant to Section 8.1(ii) and Section 8.l(iii)), (iii) Affiliate's advertising and marketing of the Service (except with respect to such advertising and marketing materials or content supplied or approved by Programmer), and (iv) any other materials, including advertising or promotional copy, supplied by Affiliate. In addition, Affiliate shall pay and hold Programmer harmless from any federal, state, or local taxes or fees, including any fees payable to local franchising authorities, which are based upon revenues derived by, or the operations of, Affiliate.

          8.3    Survival.    Termination of this Agreement shall not affect the continuing obligations of each of the parties hereto as indemnitors hereunder. The party wishing to assert its rights set forth in this Section 8 shall promptly notify the other of any claim or legal proceeding with respect to which such party is asserting such right. Upon the written request of an indemnitee, the indemnitor will (1) assume the defense of any claim, demand or action against such indemnitee and/or (2) allow the indemnitee to participate in the defense thereof, such participation to be at the expense of the indemnitee. Settlement by the indemnitee without the indemnitor's prior written consent shall release the indemnitor from the indemnity as to the claim, demand or action so settled.

          8.4    NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT:

            8.4.1  IN NO EVENT SHALL ANY PARTY BE LIABLE FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER FORESEEABLE OR NOT, OCCASIONED BY ANY FAILURE TO PERFORM OR THE BREACH OF ANY OBLIGATION UNDER THIS AGREEMENT FOR ANY CAUSE WHATSOEVER, WHETHER BASED ON NEGLIGENCE OR OTHERWISE, PROVIDED THAT SALES REVENUE THAT AFFILIATE WOULD OTHERWISE BE ABLE TO RETAIN IN CONNECTION WITH THE SERVICE SHALL BE DEEMED TO BE DIRECT DAMAGES AND NOT INCIDENTAL OR CONSEQUENTIAL DAMAGES.

            8.4.2  IN NO EVENT SHALL ANY PROJECTIONS, FORECASTS, ESTIMATIONS OF SALES AND/OR MARKET SHARE OR EXPECTED PROFITS, OR OTHER ESTIMATIONS OR PROJECTIONS BY AFFILIATE OR ANY OF ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR AFFILIATES, REGARDING OR RELATED TO AFFILIATE'S DTH BUSINESS BE BINDING AS COMMITMENTS OR, IN ANY WAY, PROMISES BY AFFILIATE.

        9.    Notices.    Except as set forth below, all notices hereunder shall be in writing and delivered by hand or sent by certified mail, postage prepaid and return receipt requested, fax, or by an overnight delivery service to the receiving party at its address set forth above or as otherwise designated by written notice. Notice to Programmer shall be provided as follows:

Current TV, LLC
118 King Street
San Francisco, CA 94107
Attention: Chief Operating Officer
Fax: [*]
cc: Chief Executive Officer
Fax: [*]

Notice to Affiliate shall be provided as follows:

DIRECTV, Inc.
2230 East Imperial Highway
El Segundo, California 90245
Attention: Senior Vice President, Programming
Fax: [*]
cc: Executive Vice President and General Counsel
Fax: [*]

Notice given by hand shall be considered to have been given on the date delivered or, if delivery is refused, as of the date presented. Notice given by mail shall be considered to have been given five (5) days after the date of mailing, postage prepaid certified (return receipt requested). Notice given by facsimile machine shall be considered to have been given on the date receipt thereof is electronically acknowledged. Notice given by an overnight delivery service shall be considered to have been given on the next business day.

[*]
CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

        10.    Waiver.    The failure of any party to insist upon strict performance of any provision of this Agreement shall not be construed as a waiver of any present or subsequent breach of the same or similar nature. Subject to Section 8.4 above, all rights and remedies reserved to either party shall be cumulative and shall not be in limitation of any other right or remedy which such party may have at law or in equity.

        11.    Binding Agreement; Assignment.    Subject to Affiliate's rights under Section 6.3.2, this Agreement shall be binding upon the parties hereto and their respective successors and assigns, except that it may not be assigned by transfer, by operation of law or otherwise, without the prior written consent of the non-transferring party, which shall not be unreasonably withheld; provided, however, that Affiliate may assign its rights and obligations under this Agreement, in whole or in part (including without limitation, Affiliate's right to distribute the Service) (i) to an Affiliated Company or to a successor entity to Affiliate's DTH business; (ii) to a third party as part of preparing to go or going public or as part of a merger, consolidation or sale of all or substantially all of the assets of Affiliate or (iii) to a third party, provided Affiliate remains primarily liable for the performance of such third party's obligations hereunder.

        12.    Laws of California.    This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and to be fully performed therein by residents of the State of California, except to the extent that the parties' respective rights and obligations are subject to mandatory local, State and Federal laws or regulations. The parties hereby agree that the jurisdiction of, or the venue of, any action brought by either party shall be in a state or federal district court sitting in the Los Angeles, California and both parties hereby agree to waive any right to contest such jurisdiction and venue.

        13.    Entire Agreement and Section Headings.    This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements, or understandings relating to the subject matter hereof, including, without limitation, the NWI Agreement (which shall expire on July 31, 2005). This Agreement shall not be modified other than in a writing, signed by each of the parties hereto. The section headings hereof are for the convenience of the parties only and shall not be given any legal effect or otherwise affect the interpretation of this Agreement.

        14.    Severability.    The parties agree that each provision of this Agreement shall be construed as separable and divisible from every other provision and that the unenforceability of any one provision shall not limit the enforceability, in whole or in part, of any other provision hereof. In the event that a court of competent jurisdiction determines that a restriction contained in this Agreement shall be unenforceable because of the extent of time or geography, such restriction shall be deemed amended to conform to such extent of time and/or geography as such court shall deem reasonable.

        15.    Confidentiality.    The parties agree that they and their employees have maintained and will maintain, in confidence, the terms and provisions of this Agreement, as well as all data, summaries, reports or information of all kinds, whether oral or written, acquired or devised or developed in any manner from the other party's personnel or files or any proprietary or subscriber information provided by one party to the other party (the "Confidential Information"), and that they have not and will not reveal the same to any persons not employed by the other party except: (A) at the written direction of the other party; (B) to the extent necessary to comply with the law or the order of a court of competent jurisdiction, in which event the disclosing party shall so notify the other party as promptly as practicable (and, if possible, prior to making any disclosure) and shall seek confidential treatment of such information, or in connection with any arbitration proceeding; (C) as part of its normal reporting or review procedure to its parent company, its auditors, consultants and its attorneys, and such parent company, auditors, consultants and attorneys agree to be bound by the provisions of this Section 15; (D) in order to enforce any of its rights pursuant to this Agreement; (E) to the NRTC, potential investors, insurers, financing entities and, in the case of Affiliate, to any entity engaged in its DTH business; provided, however, that such person described above agrees to be bound by the provisions of this Section 15; or (F) if at the time of disclosure the Confidential Information is in the public domain through no fault of the disclosing party. Promptly after the Execution Date, the parties shall use their best reasonable efforts to agree upon a mutually acceptable press release with respect to the parties' general business relationship under this Agreement and to jointly issue and release such press release at a date mutually agreed upon. During the Term, neither party shall issue an independent press release with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other party. Neither party hereto (nor any of its respective Affiliated Companies) shall make any disparaging statements to any third party regarding the other party (or any of its Affiliated Companies).

        16.    Inadequacy of Money Damages.    Programmer and Affiliate hereby acknowledge and agree that Affiliate's distribution and marketing of the Service pursuant to the terms and conditions contained herein are of the essence of this Agreement. Affiliate further acknowledges and agrees that such carriage and marketing requirements, subject to Force Majeure and other conditions of this Agreement, are special and unique, and that Programmer would not be adequately compensated by the payment of money damages in the event that Affiliate failed to comply with any of such requirements. Programmer acknowledges and agrees that the grant of rights to Affiliate hereunder are special and unique, and that Affiliate would not be adequately compensated by the payment of money damages in the event that Programmer failed to comply with any of its obligations under this Agreement, including without limitation, providing access to any Service programming to Affiliate, as required hereunder.

        17.    Cessation of Program Distribution.    If Affiliate determines that its provision of any Service programming violates any Law, then, following written notice to Programmer, Affiliate may cease distributing such programming to the extent, but only to the extent, necessary and for the time necessary, as reasonably determined by Affiliate, to prevent such violation of Law from continuing.

        18.    Survival of Representations and Warranties.    All representations and warranties contained herein or made by the parties, and each of them, in connection herewith shall survive any independent investigation made by either party.

        [*]

        20.    Equity Interest.

          20.1 In consideration of the rights granted to Programmer hereunder, Affiliate shall receive an equity interest (the "Affiliate Equity Interest") in Programmer equal to [*] of the equity interest of Programmer calculated on a fully diluted basis. The Affiliate Equity Interest shall have the rights, benefits and obligations of the Programmer's other equity holders as set forth in Current TV, LLC's Operating Agreement and specifically shall have the following features: [*]

          20.2 As soon as practicable after the date hereof, Programmer and Affiliate in good faith will cooperate to prepare one or more other definitive agreements ("Equity Definitive Agreements") with respect to the Affiliate Equity Interest. The Equity Definitive Agreements will be consistent with this Agreement and will contain mutually agreeable representations and warranties, provisions

[*]
CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

for indemnification and other appropriate terms and conditions, customary for transactions similar to the issuance of the Affiliate Equity Interest. The parties acknowledge that this Agreement contains all of the material terms of their agreement and understanding with respect to the Affiliate Equity Interest and Affiliate shall be deemed to have held the Affiliate Equity Interest as of the date hereof notwithstanding any failure to agree on further definitive agreements. Programmer agrees and covenants to provide Affiliate and its representatives copies of all of its constitutive documents, including its LLC Operating Agreement, promptly after execution hereof. Programmer agrees to cooperate with Affiliate in preparing such Equity Definitive Agreements to structure the issuance of the Affiliate Equity Interest in a manner so as to minimize tax obligations arising out of the issuance.

        21.    Counterparts.    This Agreement may be executed in several counterparts, each of which shall be deemed an original and all such counterparts together shall constitute but one and the same instrument. The parties also agree that this Agreement shall be binding upon the faxing by each party of a signed signature page thereof to the other party. If such a faxing occurs, the parties agree that they will each also immediately post, by Federal Express, a fully executed original counterpart of the Agreement to the other party.

        IN WITNESS WHEREOF, the undersigned parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

DIRECTV, INC.
By:	/s/ DAN FAWCETT Name: Dan Fawcett Title: EVP
CURRENT TV, LLC
By:	/s/ JOEL HYATT Name: Joel Hyatt Title: CEO

EXHIBIT A

PROGRAMMING SCHEDULE

[artwork]

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EXHIBIT B

DELIVERY SPECIFICATIONS

Technical Requirements for New DIRECTV Standard Definition Continuous Non-Local Services

1.
A fully integrated broadcast quality NTSC program feed (in 4:3 aspect ratio) must be delivered to two DIRECTV Broadcast Centers (both to be selected solely by DIRECTV) capable of seeing all domestic satellites that typically deliver television programming as defined below. All feeds must be delivered via satellite or fiber optic transmission. All costs associated with delivery to both broadcast centers to be borne solely by Provider.

2.
Should Programmer elect to deliver via satellite, Programmer must use an encrypted C or Ku-band feed delivered via a geostationary satellite typically used for television program delivery and located in the US domestic arc (defined here to be 70 degrees WL to 139 degrees WL).

3.
Should Programmer elect fiber optic delivery to either or both DIRECTV broadcast centers, Programmer must use dedicated facilities providing continuous 24x7 end-end connectivity. Programmer to be named customer of record with all associated telecom service providers thereby assuming all operational, troubleshooting and preventative maintenance responsibilities associated with supporting the program feed. DIRECTV may, upon 90 days' notice, require Programmer (at Programmer's sole expense) to re-terminate a fiber optic feed to an alternate DIRECTV broadcast center or an alternate location within a DIRECTV broadcast center.

4.
Programmer must supply two sets of such receivers, decoders, codecs, delay units and all other equipment as required to produce both a main and a back-up program feed to both DIRECTV Broadcast Centers (four sets total), it being understood that the back-up feed will only be active in the event of a failure of the satellite and/or transponder that transmits the primary feed. All required equipment must arrive at least 7 calendar days prior to start of testing (14 days prior to start of service).

5.
The technical quality of all supplied signals must be within applicable RS-250 and SMPTE specifications and must be consistently maintained throughout the testing and on-going operations periods. Video noise must not be apparent when viewed on a broadcast quality television monitor. Audio must be delivered distortion free with at least 10db of headroom. All audio channels must be phase aligned and in lip sync with the video as measured at the output of provider's supplied equipment.

6.
Prior to start of testing, Programmer must furnish to DIRECTV complete service specific technical details for the proposed transmission path between Programmer and Affiliate's broadcast centers. Such information to include all transmission service providers, satellites and coordinates, transponders, encryption methods, fiber circuit numbers, DTMF tone formats, 24x7 telephone contacts and such other information as needed to completely detail the path sufficient to facilitate immediate outage recovery in the event of a loss of continuity.

7.
Programmer to support a complete end-to-end thread test between the program origination point and Affiliate's broadcast centers using the actual transmission path, configuration and equipment to be used in on-going operations. Start of testing to begin at least 7 calendar days prior to the start of Service. Tests must be encrypted. Programmer to schedule and fully support such additional tests and all other work as required to ensure a successful DIRECTV start of Service.

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